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                            Exhibit 21.1 Subsidiaries


Subsidiaries                             State of Incorporation
---------------------------------------  ----------------------
Affiliated Holdings, Inc. (100% owned)   Texas
Laissez-Faire Group, Inc. (100% owned)   Texas
Marcap International, Inc. (100% owned)  Texas
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